   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 16, 1998
                                                     REGISTRATION NO. 333-61873
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                          CELTRIX PHARMACEUTICALS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                            ------------------------

            DELAWARE                                     2834                                  94-3121462
(State or Other Jurisdiction of              (Primary Standard Industrial                   (I.R.S. Employer
Incorporation or Organization)                Classification Code Number)                Identification Number)


                            3055 PATRICK HENRY DRIVE
                       SANTA CLARA, CALIFORNIA 95054-1815
                                 (408) 988-2500
       (Address, Including Zip Code, and Telephone Number, Including Area
               Code, of Registrant's Principal Executive Offices)

                            ------------------------

                              ANDREAS SOMMER, PH.D.
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            3055 PATRICK HENRY DRIVE
                       SANTA CLARA, CALIFORNIA 95054-1815
                                 (408) 988-2500
        (Name, Address Including Zip Code, and Telephone Number Including
                        Area Code, of Agent for Service)

                            ------------------------

                                   COPIES TO:
                                Craig W. Johnson
                              Edmund S. Ruffin, Jr.
                                VENTURE LAW GROUP
                           A Professional Corporation
                               2800 Sand Hill Road
                              Menlo Park, CA 94025

                            ------------------------

                  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED
              SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE
                 EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _______________
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _______________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
     TITLE OF EACH CLASS OF          AMOUNT TO BE      PROPOSED MAXIMUM OFFERING   PROPOSED MAXIMUM AGGREGATE        AMOUNT OF
  SECURITIES TO BE REGISTERED         REGISTERED          PRICE PER UNIT(1)            OFFERING PRICE(1)         REGISTRATION FEE(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01         10,075,000              $1.90625                    $19,205,468.75               $569.69
====================================================================================================================================



(1) Estimated solely for the purpose of computing the amount of the registration fee based on the average of the high and low closing price of the Common Stock as reported on the Nasdaq National Market on December 9, 1998 pursuant to Rule 457(c).

(2) The registration fee applicable to this Amendment No. 1 has been computed for the registration of 1,075,000 additional shares based on the average of the high and low closing price of the Common Stock as reported on the Nasdaq National Market on December 9, 1998 pursuant to Rule 457(c). A registration fee of $3,899.54 for the registration of 9,000,000 shares on August 20, 1998 was previously paid based on the average of the high and low closing price of the Common Stock as reported on the Nasdaq National Market on August 17, 1998.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                 SUBJECT TO COMPLETION, DATED DECEMBER 16, 1998


                          CELTRIX PHARMACEUTICALS, INC.

                               10,075,000 SHARES

                                  COMMON STOCK

                                 ---------------

     THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 4 OF THIS PROSPECTUS FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                 ---------------


     All references herein to "Celtrix" or the "Company"or "Registrant" mean Celtrix Pharmaceuticals, Inc. unless otherwise indicated by the context.

     The 10,075,000 shares of Celtrix Pharmaceuticals, Inc. Common Stock, $.01 par value, covered by this Prospectus (the "Shares") are offered for the account of certain stockholders of the Company (the "Selling Stockholders"). The Shares were issued (or will be issuable upon exercise of warrants issued) to the Selling Stockholders in connection with a private placement (the "Private Placement") of Company Common Stock and warrants to purchase Common Stock (the "Warrants") on November 20, 1998. For additional information concerning this Private Placement, see "Issuance of Common Stock and Warrants to Selling Stockholders." The Selling Stockholders may sell the Shares from time to time on the Nasdaq National Market in regular brokerage transactions, in transactions directly with market makers or in certain privately negotiated transactions. See "Plan of Distribution." Each Selling Stockholder has advised the Company that no sale or distribution other than as disclosed herein will be effected until after this Prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof. The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders.


     Each of the Selling Stockholders may be deemed to be an "Underwriter," as such term is defined in the Securities Act of 1933, as amended (the "Securities Act").


     On August 17, 1998, the last sale price of the Company's Common Stock on the Nasdaq National Market was $1.5625 per share and on December 9, 1998 the last sale price of the Company's Common Stock on the Nasdaq National Market was $1.9375 per share.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


====================================================================================================================================
                                                       PRICE TO           UNDERWRITING            PROCEEDS TO
                                                                          DISCOUNTS AND             SELLING
                                                        PUBLIC            OMISSIONS(1)          STOCKHOLDERS(1)
-----------------------------------------------------------------------------------------------------------------------------------

Per Share..................................         See Text Above         See Text Above        See Text Above
Total......................................
====================================================================================================================================

(1) All expenses of registration of the Shares, estimated to be approximately $115,000 shall be borne by the Company. Selling commissions, brokerage fees, any applicable stock transfer taxes and any fees and disbursements of counsel to the Selling Stockholders are payable individually by the Selling Stockholders.


               The date of this Prospectus is December __, 1998.

No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the shares of Common Stock offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the shares offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files proxy statements, reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements, and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission in Washington, D.C., and at its Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048; and at the Public Reference Office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Company is an electronic filer and copies of such material may be retrieved from the Web site (http://www.sec/gov) maintained by the Commission.

     The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "CTRX." Reports, proxy and information statements and other information about the Company may be inspected at the Nasdaq National Market, 1735 K Street, N.W., Washington, DC 20006-1506.

                      INFORMATION INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated by reference in this Prospectus:


     1. The Company's Current Reports on Form 8-K dated April 20, 1998, May 4, 1998, May 14, 1998, June 3, 1998, June 15, 1998, July 15, 1998, July 23,
1998, September 18, 1998, November 19, 1998, December 2, 1998 and December 10, 1998.


     2. The Company's Annual Report on Form 10-K for the year ended March 31, 1998.

     3. The Company's definitive Proxy Statement dated July 29, 1998, filed in connection with the Company's September 10, 1998 Annual Meeting of Stockholders.


     4. The Company's Quarterly Reports on Form 10-Q for the quarters ended June 30, 1998 and September 30, 1998.


     5. The description of the Company's Common Stock set forth in the Company's Registration Statement on Form 10 filed with the Commission on January 24, 1991.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference in this Prospectus. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

     The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents. Requests should be directed to the Chief Financial Officer, Celtrix Pharmaceuticals, Inc., 3055 Patrick Henry Drive, Santa Clara, California, 95054-1815, telephone: 408-988-2500.

     The "Celtrix Pharmaceuticals" logo (used alone or with the Company's name) and "Celtrix Pharmaceuticals" are trademarks of the Company; "SomatoKine" is a registered trademark of the Company. All other tradenames and trademarks appearing in this Prospectus are the property of their respective holders.

                                   THE COMPANY

     Celtrix Pharmaceuticals, Inc. ("Celtrix" or the "Company") is a biopharmaceutical company developing novel therapeutics for the treatment of seriously debilitating, degenerative conditions primarily associated with aging, chronic diseases and severe trauma. The Company's focus is on restoring lost tissues and metabolic processes essential for the patient's health and quality of life. Product development programs target severe osteoporosis, including hip fracture surgery in the elderly, diabetes, and acute traumatic injury as in severe burns. Other potential indications include protein wasting diseases associated with cancer, AIDS, advanced kidney failure, and other life-threatening conditions.

     The Company's leading drug candidate is SomatoKine, a naturally occurring complex comprised of the anabolic hormone insulin-like growth factor-I (IGF-I) and its primary binding protein, BP3. IGF-I is known to play a major role in diverse biological processes, including bone and muscle formation, tissue repair, and endocrine regulation. However, IGF-I does not naturally exist in quantity free of its binding proteins, and limitations associated with administering free IGF-I therapeutically have proven significant. When IGF-I is bound to BP3, as it is in nature, it does not display these acute limitations.

     The Company initiated a Phase II clinical feasibility study in January 1997 using SomatoKine to treat severely osteoporotic patients recovering from hip fracture surgery. Interim results from the Phase II study have suggested that short-term treatment with SomatoKine may help to minimize, or even prevent bone loss in such patients, substantially improving patient recovery. The Company plans to establish corporate partnership(s) for the continued global development of SomatoKine for severe osteoporosis, including recovery from hip fracture surgery.

     The Company began a Phase II feasibility study in patients with severe burns in July 1997. Preliminary data from the study suggest that SomatoKine has a normalizing effect on protein synthesis and immune function which offers the potential to provide critical protection from serious infection, speed recovery and reduce the patient's hospital stay.

     The Company initiated a Phase II feasibility study in Type I diabetes patients in July 1998 to evaluate SomatoKine as a potential therapeutic in managing glucose homeostasis in these patients.

     The Company further believes that SomatoKine may prove efficacious for treatment of protein wasting in patients suffering from cancer, AIDS, advanced kidney failure, and other life-threatening conditions. SomatoKine's anabolic effects offer the potential to preserve and restore muscle strength and mobility important for these patients' survival and quality of life.


     In efforts to reduce the Company's cash burn rate and preserve value in the Company's core assets and technologies, in the second quarter of 1998, the Company restructured its operations to eliminate manufacturing and announced a reduction in work force of up to 90%. Accordingly, the Company expects to retain only 7 full-time employees as of January 1, 1999, and will require additional funding prior to initiating future clinical trials. Although such actions were designed to permit the Company to continue its clinical development of SomatoKine, there can be no assurance that such restructuring efforts will be successful or that the Company will be able to raise additional funding through collaborative arrangements or otherwise, or that the Company will be able to sustain its clinical development activities going forward.

     Prior to the Company's restructuring, the Company manufactured SomatoKine for clinical trials at its Santa Clara, California facility, but discontinued manufacturing operations in September 1998.

     The Company has a product development, license and marketing agreement with Genzyme Corporation ("Genzyme") for TGF-beta-2. Genzyme is currently developing TGF-beta-2 for tissue repair and the treatment of systemic indications. Celtrix is not currently pursuing an in-house TGF-beta-2 program.

     The Company was spun off from Collagen Corporation and was incorporated in Delaware in December 1990 as "Celtrix Laboratories, Inc." The Company changed its name to "Celtrix Pharmaceuticals, Inc." in December 1991.

     The Company's principal executive offices are located in Santa Clara, California. The mailing address and telephone number are: 3055 Patrick Henry Drive, Santa Clara, CA 95054-1815, telephone: (408) 988-2500. The Company plans to move to a new location prior to December 31, 1998, and its mail and telephone lines will be forwarded to the new address.


                                  RISK FACTORS

     PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION APPEARING IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

RISK FACTORS


       Restructuring

       In efforts to reduce the Company's cash burn rate and preserve value in the Company's core assets and technologies, in the second quarter of 1998, the Company restructured its operations to eliminate manufacturing and announced a reduction in work force of up to 90%. Such actions were designed to permit the Company to continue its clinical development of SomatoKine. There can be no assurance that the restructuring efforts the Company has engaged in to date will be successful or that the Company will be able to sustain its clinical development activities going forward. In addition, there can be no assurance that the Company's management will not deem it appropriate to undertake other restructuring efforts in the future or to what degree any such efforts will result in improved performance or a reduction in the Company's cash burn rate.

       Future Capital Requirements and Uncertainty of Additional Funding

       After the completion of the November 1998 Private Placement and the sale of fixed assets as a result of discontinuing its manufacturing operations, the Company anticipates that sufficient funds will be available to fund the Company's operations into the third calendar quarter of 1999, not including further clinical trials beyond the fourth quarter of 1998. Accordingly, further development of the Company's products will require the commitment of substantial resources to conduct the time-consuming research and development, clinical studies and regulatory activities necessary to bring any potential therapeutic products to market and to establish production, marketing and sales capabilities. Such additional funding will need to be raised through collaborative arrangements or through public or private financings, including equity financing. Any additional equity financing may be dilutive to stockholders, and any debt financing, if available, may involve restrictions on the Company's ability to pay future dividends on its capital stock or the manner in which the Company conducts its business.


       Nasdaq Issues


       In October 1998, the Company's stock price dropped below $1.00, and due to the restructuring charge made in the quarter ending September 30, 1998, the Company's net tangible assets were below $4 million, both Nasdaq National Market Maintenance Standards for continued listing. In November 1998, the Company received notice from Nasdaq of its failure to meet these two maintenance standards and further advising that if the Company was unable to comply with the minimum bid price requirement for a ten (10) trading day period prior to February 1999, it would be subject to delisting. Subsequent to the notification from Nasdaq, the Company's stock price rose above the required minimum bid price of $1 per share for more than 10 consecutive trading days and the proceeds from the November 1998 Private Placement allowed the Company to meet the minimum net tangible asset requirement on a pro forma basis for the quarter ended September 30, 1998. Consequently, the Company believes that it is currently in compliance with Nasdaq continued listing requirements. However, if the Company is unable to continue to meet these standards, or any other Nasdaq requirements, it will be subject to delisting by Nasdaq. Such delisting may have a material adverse effect on the price of the Company's Common Stock and the levels of liquidity currently available to its stockholders. Although the Company is working to comply with all continued listing requirements of Nasdaq, there can be no assurance that it will be able to satisfy all such requirements on an ongoing basis.


       Early Stage of Development; No Developed or Approved Products

       The Company's potential products are in research and development and no material revenues have been generated to date from product sales. To achieve profitable operations, the Company, alone or with others, must successfully develop, obtain regulatory approval for, manufacture and market its potential products. Much of the clinical development work for the Company's potential products remains to be completed. No assurance can be given that the Company's product development effort will be successfully completed, that required regulatory approval will be obtained or that any products, if developed and introduced will be successfully marketed or achieve market acceptance.

       History of Operating Losses; Accumulated Deficit

       The Company has incurred net operating losses in every year of operation since its inception. As of September 30, 1998, the Company had an accumulated deficit of approximately $129.1 million. Losses have resulted principally from costs incurred in connection with the Company's research and development activities and from general and administrative costs associated with the Company's operations. The Company expects to incur substantial and increasing operating losses for at least the next several years. The Company's ability to achieve profitability will depend in part on completing the research and development of, and obtaining regulatory approvals for, its products and successfully commencing product commercialization. The Company's financial statements have been prepared assuming that the Company continues as a going concern. At September 30, 1998, the Company had negative working capital of $1.0 million, an accumulated deficit of $129.1 million, and incurred a net loss of $8.6 million for the quarter ended September 30, 1998 which included a $5.2 million restructuring charge. In November 1998, the Company completed the Private Placement pursuant to which the Shares are being registered hereunder, resulting in net proceeds to the Company of approximately $1.9 million, reversing the negative working capital position on a pro forma basis. Current cash, cash equivalents and short-term investments, including proceeds from this financing, and the sale of fixed assets as a result of discontinuing the Company's manufacturing operations in connection with the September 1998 restructuring, will be sufficient to fund ongoing operations into the third calendar quarter of 1999.

       Possible Volatility of Stock Price; Dividend Policy

       The market prices for securities of biopharmaceutical and biotechnology companies have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Since the Company's Common Stock became listed for public trading, its market price has fluctuated over a wide range and the Company expects that it will continue to fluctuate. In addition, announcements concerning the Company or its competitors, the results of clinical trials, technological innovations or new commercial products, government regulations, developments concerning proprietary rights, litigation or public concern as to safety of the Company's potential products as well as changes in general market conditions may have a significant effect on the market price of Celtrix's common stock.

       The Company has never paid dividends on its capital stock and the Company does not anticipate paying any cash dividends in the foreseeable future.

       There can be no assurance that any such financing will be available to the Company or on terms attractive to the Company, or that the Company can enter into a collaborative relationship with a corporate partner for the continuation of the clinical trials in any of its current indications. The inability to obtain funds, or to enter into additional corporate collaborations, may require the Company, ultimately, to liquidate its assets or to cease operations.

       Stringent Government Regulation; Need for Product Approvals

       The preclinical testing and clinical trials of any compounds developed by the Company or its collaborative partners and the manufacturing and marketing of any drugs resulting therefrom are subject to regulation by numerous federal, state and local governmental authorities in the United States, the principal one of which is the United States Food and Drug Administration (the "FDA"), and by similar agencies in other countries in which drugs developed by the Company or its collaborative partners may be tested and marketed (each of such federal, state, local and other authorities and agencies, a "Regulatory Agency"). Any compound developed by the Company or its collaborative partners must receive Regulatory Agency approval before it may be marketed as a drug in a particular country. The regulatory process, which includes preclinical testing and clinical trials of each compound in order to establish its safety and efficacy, can take many years and requires the expenditure of substantial resources. Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent Regulatory Agency approval. In addition, delays or rejections may be encountered based upon changes in Regulatory Agency policy during the period of drug development and/or the period of review of any application for Regulatory Agency approval for a compound. Delays in obtaining Regulatory Agency approvals could adversely affect the marketing of any drugs developed by the Company or its collaborative partners, impose costly procedures upon the Company's and its collaborative partners' activities, diminish any competitive advantages that the Company or its collaborative partners may attain and adversely affect the Company's ability to receive royalties, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

       There can be no assurance that, even after such time and expenditures, Regulatory Agency approvals will be obtained for any compounds developed by or in collaboration with the Company. Moreover, if Regulatory Agency approval for a drug is granted, such approval may entail limitations on the indicated uses for which it may be marketed that could limit the potential market for any such drug. Furthermore, if and when such approval is obtained, the marketing and manufacture of the Company's products would remain subject to extensive regulatory requirements, and discovery of previously unknown problems with a drug or its manufacturer may result in restrictions on such drug or manufacturer, including withdrawal of the drug from the market. Failure to comply with regulatory requirements could, among other things, result in fines, suspension of regulatory approvals, operating restrictions and criminal prosecution. In addition, Regulatory Agency approval of prices is required in many countries and may be required for the marketing of any drug developed by the Company or its collaborative partners in such countries.

       Uncertainties Related to Clinical Trials

       Before obtaining regulatory approvals for the commercial sale of any of its products under development, the Company must demonstrate through preclinical studies and clinical trials that the product is safe and efficacious for use in each target indication. The results from preclinical studies and early clinical trials may not be predictive of results that will be obtained in large-scale testing, and there can be no assurance that the Company's clinical trials will demonstrate the safety and efficacy of any products or will result in marketable products.

A number of companies in the biotechnology industry have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. For example, in fiscal year 1995, Celtrix discontinued its in-house TGF-beta-2 program for the treatment of ophthalmic conditions as a result of disappointing clinical study results.

       The rate of completion of the Company's clinical trials is dependent upon, among other factors, the rate of patient enrollment. Patient enrollment is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites and the eligibility criteria for the study. Delays in planned patient enrollment may result in increased costs and delays, which could have a material adverse effect on the Company's business, financial condition and results of operations.

       No Assurance of Market Acceptance

       There can be no assurance that any products successfully developed by the Company, if approved for marketing, will achieve market acceptance. The products and therapies which the Company is attempting to develop will compete with a number of well-established traditional drugs and therapies manufactured and marketed by major pharmaceutical companies. The degree of market acceptance of any products developed by the Company will depend on a number of factors, including the establishment and demonstration in the medical community of the clinical efficacy and safety of the Company's product candidates, their potential advantage over existing treatment methods, and reimbursement policies of government and third-party payors. Competitors may also develop new technologies or products which are more effective or less costly than SomatoKine or perceived to be more cost-effective. There is no assurance that physicians, patients or the medical community in general will accept and utilize any products that may be developed by the Company. The Company's business, financial condition and results of operations may be materially adversely affected if SomatoKine does not receive market acceptance for any reason.

       Substantial Competition

       In each of the Company's potential product areas, competition from large pharmaceutical companies, biotechnology companies and other companies, universities and research institutions is substantial. At least three large biotechnology and pharmaceutical companies with substantial financial and legal resources have patent applications on file in the United States and abroad directed at the production of recombinant IGF-I by various methods. Relative to the Company, most of these entities have substantially greater capital resources, research and development staffs, facilities and experience in conducting clinical trials and obtaining regulatory approvals, as well as in manufacturing and marketing pharmaceutical products. Furthermore, the Company believes that competitors have used, and may continue to use, litigation to gain competitive advantage. In addition, these and other entities may have or develop new technologies or use existing technologies that are, or may in the future be, the basis for competitive products.

       Any potential products that the Company succeeds in developing and for which it gains regulatory approval will have to compete for market acceptance and market share. For certain of the Company's potential products, an important factor in such competition may be the timing of market introduction of competitive products. Accordingly, the relative speed with which the Company can develop products, complete the clinical testing and regulatory approval processes and supply commercial quantities of the product to the market are expected to be important competitive factors. The Company expects that competition will be based, among other things, on product efficacy, safety, reliability, availability, timing and scope of regulatory approval and price. There can be no assurance that the Company's competitors will not succeed in developing technologies and products that are more effective than any that are being developed by the Company or that would render the Company's technology and products obsolete or noncompetitive. In addition, many of the Company's competitors may achieve product commercialization or patent protection earlier than the Company. The failure of the Company to compete effectively would have a material adverse effect on the Company's business, financial condition and results of operations.

       Dependence on Proprietary Technology; Uncertainty of Patent Protection

       The Company's success will depend in part on its ability to obtain patents, maintain trade secrets and operate without infringing on the proprietary rights of others, both in the United States and in other countries. The patent positions of pharmaceutical, biopharmaceutical and biotechnology companies, including the Company, are highly uncertain and involve complex legal and factual questions. Patent law relating to the scope of claims in the technology fields in which the Company operates is still evolving. The degree of future protection for the Company's proprietary rights is therefore uncertain. No consistent policy has emerged regarding the permissible breadth of coverage of claims in biotechnology patents. Therefore, no assurance can be given that any of the Company's or its licensors' patent applications will issue as patents or that any such issued patents will provide competitive advantages for the Company's products or will not be successfully challenged or circumvented by its competitors. In addition, there can be no assurance that others will not independently develop substantially equivalent proprietary technology that is not covered by the Company's patents or that others will not be issued patents that may prevent the sale of the Company's proposed products or require licensing and the payment of significant fees or royalties by the Company.

       At least three large biotechnology and pharmaceutical companies with substantial financial and legal resources have issued patents and/or patent applications on file in the United States and abroad directed at the production and/or use of recombinant IGF-I by various methods. The earliest date of filing of these patent applications is April 25, 1983. Unless and until all of these applications issue, it is not possible to determine the breadth of these claims regarding a process for IGF-I production or for the use of IGF-I for any particular indication. Furthermore, a large biotechnology and pharmaceutical company with substantial financial and legal resources has a patent issued in the United States directed towards certain DNA molecules encoding BP3 and the corresponding BP3 protein. This same patent was previously granted in Europe and was successfully opposed by Celtrix. However, this large biotechnology and pharmaceutical company has recently appealed the decision and there can be no assurance that the appeal will not be successful, and it is not possible to determine what, if any, claims will be reinstated or the breadth of such claims. In addition, this large biotechnology company has been issued a patent directed toward the subcutaneous bolus administration of IGF-BP3 for certain limited areas of use. Each of the referenced companies can be expected to defend its patent position vigorously.

       Celtrix has developed a new process for the production of IGF and BP3 which it does not believe will infringe on other patents relating to recombinant protein production in general or on other patents relating to the production of IGF and BP3 in particular, although there can be no assurance that a contrary position will not be asserted. A large number of other companies have pending patent applications and/or issued patents which claim certain methods of use of IGF. There can be no assurance that third parties will not claim the Company's technology, current or future products or manufacturing processes infringe the proprietary rights of others. If other companies were to successfully bring legal actions against the Company claiming patent or other intellectual property infringements, in addition to any potential liability for damages, then the Company could be required to obtain a license in order to continue to use the affected process or to manufacture or use the affected products or cease using such products or process if enjoined by a court. Any such claim, with or without merit, could result in costly litigation or might require the Company to enter into royalty or licensing agreements, all of which could delay or otherwise adversely impact the Company's potential products for commercial use. If any licenses are required, there can be no assurance that the

Company will be able to obtain any such license on commercially favorable terms, if at all, and if these licenses are not obtained, the Company might be prevented from pursuing the development of certain of its potential products. The Company's breach of an existing license or failure to obtain or delay in obtaining a license to any technology that it may require to commercialize its products may have a material adverse impact on the Company.

       Litigation, which could result in substantial costs to the Company, may also be necessary to enforce any patents issued or licensed to the Company or to determine the scope and validity of another party's proprietary rights. There can be no assurance that the Company's issued or licensed patents would be held valid by a court of competent jurisdiction. An adverse outcome in litigation or an interference or other proceeding in a court or patent office could subject the Company to significant liabilities to other parties, require disputed rights to be licensed from other parties or require the Company to cease using such technology, any of which could have a material adverse effect on the Company.

       Celtrix also relies on trade secrets to protect technology, especially where patent protection is not believed to be appropriate or obtainable. Celtrix attempts to protect its proprietary technology and processes in part by confidentiality agreements with its employees, consultants and certain contractors. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors in such a manner that the Company has no practical recourse. To the extent that the Company or its consultants or research collaborators use intellectual property owned by others in their work for the Company, disputes may also arise as to the rights in related or resulting know-how and inventions.

       Limited Manufacturing Experience and Capacity

       The Company's products must be manufactured in compliance with regulatory requirements and at acceptable costs. In September 1998, the Company implemented a restructuring plan to focus its operation on the clinical development of its lead drug compound, SomatoKine(R), and to reduce its cash burn rate. With sufficient clinical grade SomatoKine to support the conduct of clinical trials over the next two years, the Company discontinued its in-house manufacturing operations. In the future, the Company will need to contract its manufacturing operations or enter into corporate partnering arrangements that will support manufacturing of drug material to support additional clinical drug needs and eventual commercial scale manufacturing. There can be no assurance that the Company will be able to successfully identify and contract a third party manufacturer, to manufacture any of its current or future products on a commercial scale, nor that such products can be manufactured at a cost or in quantities to make commercially viable products. Failure to obtain sufficient commercial quantities of SomatoKine at acceptable terms will have an adverse impact on the Company's attempts to seek approval for this product, or to commercialize this product.

       Limited Sales and Marketing Experience

       If the Company is permitted to commence commercial sales of products, it will face commercial competition with respect to sales, marketing and distribution, areas in which it has no experience. To market any of its products directly, the Company must develop a marketing and sales force with technical expertise and with supporting distribution capability. Alternatively, the Company may obtain the assistance of a pharmaceutical company with a large distribution system and a large direct sales force. There can be no assurance that the Company will be able to establish sales and distribution capabilities or be successful in gaining market acceptance for its proprietary products. To the extent the Company enters into co-promotion or other licensing arrangements, any revenues received by the Company will be dependent on the efforts of third parties and there can be no assurance that such efforts will be successful.

       Reliance on Qualified and Key Personnel

       The Company is highly dependent on the principal members of its scientific and management staff, the loss of whose services might significantly delay or prevent the achievement of research, development, or business objectives. Although the Company believes it has retained sufficient employees to achieve its near-term business objectives after its reduction in force in September 1998, there can be no assurance that the loss of service of such employees would not impede the Company's objectives. Furthermore, there can be no assurance that the reduction in force will not adversely affect the Company's ability to retain its remaining employees. The loss of key management or scientific personnel could adversely affect the Company's continued business.

       The Company's potential expansion into areas and activities requiring additional expertise, such as clinical trials, governmental approvals, contract manufacturing and marketing, are expected to place a significant strain on the Company's management, operational and financial resources. These demands are expected to require a substantial increase in management and scientific personnel and the development of additional expertise by existing management personnel. The failure to attract and retain such personnel or to develop such expertise could materially adversely affect prospects for the Company's success.

       Product Liability; Availability of Insurance

       The Company currently has in force general liability insurance, with coverage limits of $2.0 million per incident and $4.0 million in the aggregate annually, and product liability insurance with coverage limits of $1.0 million per incident and $3.0 million in the aggregate annually. The Company's insurance policies provide coverage for product liability on a claims made basis and general liability on occurrence basis. These policies are subject to annual renewal. Such insurance may not be available in the future on acceptable terms or at all. There can be no assurance that the Company's insurance coverage will be adequate or that a product liability claim or recall would not materially adversely affect the business or financial condition of the Company.

       The use of the Company's potential products or technology in clinical trials and the sale of such products may expose the Company to liability claims. Such risks exist even with respect to those potential products, if any, that receive regulatory approval for commercial sale. Although Celtrix has taken and will continue to take what it believes are appropriate precautions, there can be no assurance that it will avoid significant product liability exposure. There also can be no assurance that the Company's insurance coverage will be adequate or that a product liability claim or recall would not materially adversely affect the business or financial condition of the Company.

       Concentration of Stock Ownership

       As of September 30, 1998 the Company's directors and officers and their affiliates beneficially owned approximately 30% of the outstanding Common Stock. As a result, these stockholders have been able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may have the effect of delaying or preventing a change in control of the Company. In November 1998, the Company completed the Private Placement of 4,000,000 shares of newly issued common stock pursuant to a Common Stock and Warrant Purchase Agreement dated October 12, 1998 which had a dilutive impact on the foregoing stock ownership percentage. However, it is anticipated that the Company's directors and officers and their affiliates collectively will continue to be able to exercise influence in matters requiring stockholder approval in the future.

       Impact of Year 2000

       Many computer systems experience problems handling dates beyond the year 1999. Therefore, some computer hardware and software will need to be upgraded or modified prior to the Year 2000 in order to remain functional. The Company is currently assessing the impact of Year 2000 on its existing software and systems. The Company expects to implement successfully the systems and software changes necessary to address the Year 2000 issues, and does not believe that the costs of such actions will have a material effect on the Company's results of operations or financial condition. However, it is unknown the extent, if any, of the impact of the Year 2000 on other systems and equipment of third parties with which the Company does business. There can be no assurance that third parties will address the Year 2000 issue in a timely fashion, or at all. Any Year 2000 compliance problem or delay of either the Company, its suppliers, its clinical research organizations, or its collaborative partners could have a material adverse effect on the Company's business, operating results and financial conditions.

         Dilutive and Potential Dilutive Effect to Stockholders

         The November 1998 Private Placement issuance of shares of the Company's common stock and warrants exercisable for common stock will dilute the beneficial ownership of existing Company stockholders, and any future issuances are likely to be of a similar dilutive nature.

Environmental Liability

       The Company is subject to federal, state and local laws and regulations governing the use, generation, manufacture, storage, discharge, handling and disposal of certain materials and wastes that have been used in its operations. There can be no assurance that the Company will not be required to incur significant costs in connection with its compliance with environmental laws and regulations for its current research activities and prior manufacturing activities.

                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders in the Offering.


                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Section 10 of the Company's Amended and Restated Certificate of Incorporation and Article VI of the Company's Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by law. In addition, the Company has entered into Indemnification Agreements with its officers and directors and maintains director and officer liability insurance.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted against the Company by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          ISSUANCE OF COMMON STOCK AND WARRANTS TO SELLING STOCKHOLDERS


     On November 20, 1998, the Company privately placed 4,000,000 shares of its Common Stock and Warrants to purchase 6,000,000 shares of its Common Stock to the Selling Stockholders pursuant to the terms of a Common Stock and Warrant Purchase Agreements dated as of October 12, 1998 by and between the Company and the Selling Stockholders. In connection with such Private Placement, the Company also issued a Warrant exercisable for up to 75,000 shares of Common Stock to its placement agent, Credit Suisse First Boston Corporation ("CSFB"). This Prospectus covers the 10,075,000 shares of the Company's Common Stock issued (or issuable upon exercise of the Warrants issued) in connection with the Private Placement to the Selling Stockholders.

                              PLAN OF DISTRIBUTION

     The Selling Stockholders may sell the Shares in whole or in part, from time to time on the over-the-counter market at prices and on terms prevailing at the time of any such sale. Any such sale may be made in broker's transactions through broker-dealers acting as agents, in transactions directly with market makers or in privately negotiated transactions where no broker or other third party (other than the purchaser) is involved. The Selling Stockholders will pay selling commissions or brokerage fees, if any, with respect to the sale of the Shares in amounts customary for the type of transaction effected. Each Selling Stockholder will also pay all applicable transfer taxes and all fees and disbursements of counsel for such Selling Stockholder incurred in connection with the sale of shares. The Warrants issued to the Selling Stockholders are not exercisable by such holders prior to February 20, 1999, provided however, that the Warrant issued to CSFB is not exercisable by such holder prior to November 20, 1999.

     Each Selling Stockholder has advised the Company that before or during such time as such Selling Stockholder may be engaged in the attempt to sell Shares registered hereunder, such person will:

     (i) notify the Company of its intent to sell any Shares at least three (3) full business days prior to such sale; and

     (ii) cause to be furnished to each person to whom Shares included herein may be offered, and to each broker-dealer, if any, through whom Shares are offered, such copies of this Prospectus, as supplemented or amended, as may be required by such person.

     The Selling Stockholders, and any other persons who participate in the sale of the Shares, may be deemed to be "Underwriters" as defined in the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on resale of the Shares, may be deemed to be underwriting discounts and commissions under the Securities Act.

     The Company has agreed to maintain the effectiveness of this Registration Statement until the earlier of the sale of all the Shares registered pursuant to this Prospectus or such date as the Company shall be satisfied that each holder of Shares can sell all of the Shares it holds in any three-month period in compliance with Rule 144 promulgated under the Securities Act, but in no event after November 20, 2000. No sales may be made pursuant to this Prospectus after such date unless the Company amends or supplements this Prospectus to indicate that it has agreed to extend such period of effectiveness.

     The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.

     The following table sets forth certain information with respect to the Selling Stockholders as of December 3, 1998 (as of which date 25,061,053 shares of the Company's Common Stock were issued and outstanding):



                                                  SHARES BENEFICIALLY            SHARES OF               SHARES BENEFICIALLY
                                                      OWNED PRIOR               COMMON STOCK                OWNED AFTER
                                                   TO THE OFFERING(1)                                    THE OFFERING(1)(2)
                                                ------------------------          OFFERED             ------------------------
        NAME OF SELLING STOCKHOLDER             NUMBER           PERCENT           HEREBY             NUMBER           PERCENT
--------------------------------------------    ------           -------          -------             ------           -------
Biotechnology Development Fund, L.P.            3,095,774          11.7%          1,250,000          1,845,774           7.2%
Frank Kung, General Partner
575 Hight Street
Suite 201
Palo Alto, CA 94301

Biotechnology Development Fund, III L.P.        2,500,000           9.4%          2,500,000                  0             *
Frank Kung, General Partner
575 Hight Street
Suite 201
Palo Alto, CA 94301

Veron International, Ltd.                       3,272,887          12.2%          2,350,000            922,887           3.6%
Chinachem Golden Plaza
77 Mody Road
Tsin Sha Tsui East
Kowloon, Hong Kong
Attn: W.K. Leung

Lee Wei Chen                                    2,350,000           8.9%          2,350,000                  0            *
c/o Fu Sheng Industrial Co., Ltd.
172 Nanking East Road, Sec. 2
Taipei 104, Taiwan
R.O.C.
Attn: Shubbin King

Hofung Holdings Limited                         1,042,287           4.1%            950,000              92,287           *
20 F East Town Bldg.
41 Lockard Rd.
Wanchai, Hong Kong
Attn: Robert Ho

Wanpyng Chuang and Jesse Chen                     342,287           1.4%            250,000              92,287           *
1608 Pebble Beach Ct.
Milpitas, CA 95035

Nai-Ping Leung                                    211,518             *             150,000              61,518           *
95A, Hill Road 1/F
Western District
Hong Kong

Wen-Chen Yuan                                     200,000             *             200,000                   0           *
8/F 33 One hundred fifty first Avenue
Fourth District
Ren-ai Street
Taipei, R.O.C.

Credit Suisse First Boston Corporation             75,000             *              75,000                   0           *
Eleven Madison Avenue
New York, NY 10010-3629

------------
*      Less than 1%


(1) Information with respect to beneficial ownership is based upon information contained in filings made by certain Selling Stockholders with the Securities and Exchange Commission, and information obtained from the Company's transfer agent and certain of the Selling Stockholders. Includes with respect to the following individuals and entities warrants exercisable for the following number of shares of the Company's Common Stock:
     Biotechnology Development Fund, L.P. -- 1,365,258; Biotechnology Development Fund, III L.P. -- 1,500,000; Veron International, Ltd. -- 1,717,629; Lee Wei Chen -- 1,410,000; Hofung Holdings Limited -- 600,762;
     Wanpying Chuang and Jesse Chen -- 180,762; Nai-Ping Leung -- 110,506; Wen-Chen Yuan -- 120,000; Credit Suisse First Boston Corporation -- 75,000.

(2) Assumes sale of all Shares, including shares issuable upon exercise of Warrants hereto, offered hereby and no other purchases or sales of the Company's Common Stock. See "Plan of Distribution."

     No Selling Stockholder has had any material relationship with the Company or any of its predecessors or affiliates within the last three years.

                                  LEGAL MATTERS

     Certain legal matters with respect to the legality of the issuance of the Common Stock offered hereby will be passed upon for the Company by Venture Law Group, A Professional Corporation, 2800 Sand Hill Road, Menlo Park, California 94025. Craig W. Johnson, a director of Venture Law Group, is Secretary of the Company. As of the date of this Prospectus, certain partners of Venture Law Group beneficially own 19,500 shares of the Company's Common Stock.

                                     EXPERTS

     The consolidated financial statements of Celtrix Pharmaceuticals, Inc. appearing in the Company's Annual Report (Form 10-K) for the year ended March 31, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein (which contains an explanatory paragraph with respect to the Company's ability to continue as a going concern mentioned in Note 1 to the consolidated financial statements) and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     This Prospectus constitutes a part of the Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is hereby made to the Registration Statement. Statements contained herein concerning the provisions of any document are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses payable by the Registrant in connection with the sale and distribution of the Common Stock being registered. Selling commissions and brokerage fees and any applicable transfer taxes and fees and disbursements of counsel for the Selling Stockholders are payable individually by the Selling Stockholders. All amounts are estimates except the registration fee.


                                                             AMOUNT
                                                           TO BE PAID
                                                           ----------
Registration Fee.....................................      $   4,500
Legal Fees and Expenses..............................         15,000
Accounting Fees and Expenses.........................          7,000
Finders Fee (in connection with private placement)...         82,500
                                                            --------
Miscellaneous......................................            6,000
                                                            --------
         Total.......................................      $ 115,000
                                                            ========

ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("DGCL") provides a detailed statutory framework covering indemnification of officers and directors against liabilities and expenses arising out of legal proceedings brought against them by reason of their being or having been directors or officers.
Section 145 generally provides that a director or officer of a corporation (i) shall be indemnified by the corporation for all expenses of such legal proceedings when he is successful on the merits, (ii) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such proceedings (other than a derivative suit), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, and (iii) may be indemnified by the corporation for the expenses of a derivative suit (a suit by a stockholder alleging a breach by a director or officer of a duty owed to the corporation), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made under clause (iii) above, however, if the director or officer is adjudged liable for negligence or misconduct in the performance of his duties to the corporation, unless a corporation determines that, despite such adjudication, but in view of all the circumstances, he is entitled to indemnification. The indemnification described in clauses (ii) and (iii) above may be made only upon a determination that indemnification is proper because the applicable standard of conduct has been met. Such determination may be made by a majority of a quorum of disinterested directors, independent legal counsel, the stockholders or a court of competent jurisdiction.

     Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Section 10 of the Registrant's Amended and Restated Certificate of Incorporation and Article IV of the Registrant's Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by law. In addition, the Registrant has entered into Indemnification Agreements with its officers and directors pursuant to which the Company has agreed to indemnify such individuals to the fullest extent permitted by Delaware law, and maintains director and officer liability insurance.

ITEM 16.   EXHIBITS


  EXHIBIT
  NUMBER                       DESCRIPTION OF EXHIBIT
  -------         ------------------------------------------------
    4.5           Form of Warrant of Registrant dated November 20,
                  1998.

    5.1           Opinion of Venture Law Group, A Professional
                  Corporation

   10.50 Common Stock and Warrant Purchase Agreement dated as of October 12, 1998 by and among the Company and each Selling Stockholder

   23.1           Consent of Ernst & Young LLP, Independent Auditors

   23.2           Consent of Counsel (included in Exhibit 5.1)

------------

ITEM 17.   UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item

15 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on the 14th day of December 1998.


                                       CELTRIX PHARMACEUTICALS, INC.

                                       By: /s/ Andreas Sommer
                                           -------------------------------------
                                           Andreas Sommer, President and
                                           Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



                SIGNATURE                                         TITLE                                 DATE
                ---------                                         -----                                 ----
/s/ Andreas Sommer*                         President, Chief Executive Officer and             December 14, 1998
----------------------------------------    Director
    (Andreas Sommer)                        (Principal Executive Officer)


/s/ Donald D. Huffman                       Vice President, Finance and Administration         December 14, 1998
----------------------------------------    and
    (Donald D. Huffman)                     Chief Financial Officer
                                            (Principal Financial and Accounting Officer)


/s/ Henry E. Blair*                         Director                                           December 14, 1998
----------------------------------------
    (Henry E. Blair)

/s/ Barry M. Sherman*                       Director                                           December 14, 1998
----------------------------------------
    (Barry M. Sherman)


/s/ James E. Thomas*                        Chairman of the Board of Directors                 December 14, 1998
----------------------------------------
    (James E. Thomas)


* By /s/ Donald D. Huffman                                                                     December 14, 1998
----------------------------------------
         Attorney-in-Fact


                          CELTRIX PHARMACEUTICALS, INC.

                                INDEX TO EXHIBITS




  EXHIBIT
  NUMBER
  -------
   4.5          Form of Warrant of Registrant dated November 20,
                1998

   5.1          Opinion of Venture Law Group, A Professional
                Corporation

  10.55         Common Stock and Warrant Purchase Agreement dated as of October
                12, 1998 between the Company and each of the Selling
                Stockholders

  23.1          Consent of Ernst & Young LLP, Independent Auditors

  23.2          Consent of Counsel (included in Exhibit 5.1)
